Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, May 20, 2014	Rich Sheffer (952) 887-3753

DONALDSON REPORTS THIRD QUARTER EARNINGS

MINNEAPOLIS (May 20, 2014) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2014 third quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended April 30			Nine Months Ended April 30
	2014	2013	Change	2014	2013	Change
Net sales	$624	$619	1%	$1,805	$1,804	—%
Operating income	93	99	(6)%	257	243	5%
Net earnings	67	70	(4)%	187	175	7%

Diluted EPS	$0.46	$0.46	—%	$1.26	$1.16	9%

“We are proud of our execution during the quarter while we remain aggressively focused on additional growth opportunities,” said Bill Cook, Donaldson’s CEO. “Our end market conditions remain mixed as demand for our replacement filters continues to improve in both our Engine and Industrial segments, while conditions for new first-fit systems in our OEM markets are recovering slower than we had anticipated. Our Engine Products’ sales increased 5 percent in local currency from last year, driven by increases in Engine Aftermarket and On-Road sales of 11 percent and 13 percent, respectively. However, our Industrial Products’ sales decreased 7 percent in local currency as a result of a 40 percent decline in our Gas Turbine shipments from last year’s record third quarter. As previously discussed, we had a surge in our gas turbine shipments last year, and the overall industry is now installing that new electrical generation capacity. Partially offsetting our Gas Turbine sales decrease were our Industrial Filtration Solutions and Special Applications businesses, which grew 8 percent and 4 percent, respectively. Internationally, excluding our Gas Turbine sales, our local currency sales were strong with Europe up 7 percent, Asia Pacific up 10 percent, and Latin America up 23 percent.”

“As we begin our fourth quarter, we have narrowed our guidance ranges. We reduced our Industrial Products’ sales outlook due to a couple of factors. First, the continued geopolitical uncertainty continues to negatively impact the recovery for general industrial capital investment and, as a result, the demand for our new Industrial Filtration Solutions systems. Second, several of our large gas turbine projects that were scheduled for shipment in our fourth quarter have been rescheduled by our Customers to be delivered in our FY15. As a result, we are now forecasting our full-year Company sales to be a slight increase over last year. The midpoint of our operating margin forecast is 14.3 percent, a 20 basis point improvement over the prior year. The combination of our updated outlook for sales and operational performance results in our FY14 EPS forecast of between $1.69 and $1.77 per share.”

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Donaldson Company, Inc.

May 20, 2014

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $0.6 million, or 0.1 percent, during the quarter and decreased sales by $16.2 million, or 0.9 percent, year-to-date. The foreign currency translation impact decreased net earnings by $0.2 million, or 0.3 percent, during the quarter and decreased net earnings by $1.4 million, or 0.8 percent, for the year.

Gross margin was 35.8 percent for the quarter, consistent with last year. During the quarter, we realized positive mix impact from a higher percentage of replacement filter sales. We also benefitted from our Continuous Improvement initiatives. These offset higher compensation expenses. Year-to-date, our gross margin is 35.4 percent versus 34.3 percent last year.

Operating expenses for the quarter were $130.7 million, up 6.4 percent from last year. As a percent of sales, operating expenses were 20.9 percent compared to last year’s 19.8 percent. Higher expenses from our Global ERP project and incentive compensation were partially offset by lower pension, insurance, and warranty expenses. Operating expenses year-to-date were $382.9 million, or 21.2 percent of sales, compared to $375.5 million, or 20.8 percent of sales, last year.

Our operating margin for the quarter was 14.9 percent, down 100 basis points from the prior year. Year-to-date operating margin was 14.2 percent, up 70 basis points from last year.

Our effective tax rate for the quarter was 28.5 percent, compared to the prior year rate of 29.8 percent. This decrease compared to the prior year was primarily due to changes in the mix of earnings between tax jurisdictions.  The year-to-date effective tax rate was 27.9 percent, compared to the prior year rate of 29.2 percent.

As part of our ongoing share repurchase program we repurchased 2,400,000 shares for $99.5 million during the quarter. Year-to-date we have repurchased 4,039,000 shares, or 2.7 percent of our diluted outstanding shares, for $165.9 million.

FY14 Outlook

•	We project our Company’s sales to be between $2.44 and $2.48 billion, or a slight increase over the prior year including the negative impact of foreign currency exchange rates. Our forecast is based on the Euro at US$1.35 and 102 Yen to the US$.

•	Our full-year operating margin forecast is 14.1 to 14.5 percent. Included in this forecast is approximately $22 million in operating expense increases for our Global ERP project and incentive compensation.

•	Our FY14 tax rate is anticipated to be between 28 and 29 percent.

•	We forecast our full-year FY14 EPS to be between $1.69 and $1.77.

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Donaldson Company, Inc.

May 20, 2014

•	Cash generated by operating activities is projected to be between $310 and $330 million. Our capital spending is estimated to be approximately $90 million. Our share repurchase target remains at 4 percent of our diluted outstanding shares in FY14.

Engine Products: We now forecast our FY14 sales to increase 3 to 7 percent, including the negative impact of foreign currency.

•	Our On-Road OEM Customers are planning to build more heavy- and medium-duty trucks in 2014.

•	Demand from our Off-Road OEM Customers is anticipated to continue to be mixed: build rates of construction equipment are expected to improve in North America and Europe but remain soft in Asia, build rates of agriculture equipment are forecasted to decrease, and the build rates of mining equipment are expected to remain weak.

•	We are anticipating continued growth for our Engine Aftermarket business. Utilization rates for off-road equipment and on-road heavy truck fleets are expected to continue improving. We should also benefit from our continued expansion into emerging economies, the increasing number of first-fit systems installed in the field with our proprietary filters, and through continued expansion of our product portfolio.

•	We forecast sales to decline slightly for our Aerospace and Defense business compared to last year as the continued slowdown in U.S. military activity should be mostly offset by growth from our commercial aerospace sales.

Industrial Products: We now forecast sales to decrease 4 to 7 percent, including the negative impact of foreign currency.

•	Our Industrial Filtration Solutions’ sales are projected to increase 2 to 5 percent. We assume our replacement filter sales will remain at record levels due to improving general manufacturing conditions, while our new filtration system sales will remain flat in the near-term due to continuing low levels of new equipment investment by manufacturers.

•	We anticipate our Gas Turbine sales will decrease 29 to 32 percent from our record sales last year due to the current slowdown in large turbine power generation projects by our Customers.

•	We now forecast our Special Applications’ sales to increase 2 to 5 percent due to improved market demand for our semiconductor and venting products.

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Donaldson Company, Inc.

May 20, 2014

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,300 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing global economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

May 20, 2014

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2014	2013	2014	2013
Net sales	$624,234	$619,371	$1,805,240	$1,804,354

Cost of sales	400,773	397,870	1,165,737	1,185,583

Gross profit	223,461	221,501	639,503	618,771

Operating expenses	130,727	122,914	382,914	375,455

Operating income	92,734	98,587	256,589	243,316

Other income, net	(3,822)	(3,608)	(10,249)	(11,962)

Interest expense	2,374	2,719	6,987	8,275

Earnings before income taxes	94,182	99,476	259,851	247,003

Income taxes	26,846	29,634	72,583	72,235

Net earnings	$67,336	$69,842	$187,268	$174,768

Weighted average shares outstanding	145,310,710	148,136,620	146,543,727	148,404,503

Diluted shares outstanding	147,339,425	150,234,445	148,608,748	150,591,003

Net earnings per share	$0.46	$0.47	$1.28	$1.18

Net earnings per share assuming dilution	$0.46	$0.46	$1.26	$1.16

Dividends paid per share	$0.14	$0.10	$0.41	$0.28

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Donaldson Company, Inc.

May 20, 2014

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	April 30 2014	July 31 2013
ASSETS

Cash and cash equivalents	$238,222	$224,138
Short-term investments	152,544	99,750
Accounts receivable, net	453,151	430,766
Inventories, net	254,213	234,820
Prepaids and other current assets	69,465	66,188

Total current assets	1,167,595	1,055,662

Other assets and deferred taxes	289,409	268,614
Property, plant, and equipment, net	440,997	419,280

Total assets	$1,898,001	$1,743,556

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$192,631	$186,460
Employee compensation and other liabilities	183,155	182,121
Short-term borrowings	65,557	9,190
Current maturity long-term debt	17,729	98,664

Total current liabilities	459,072	476,435

Long-term debt	227,751	102,774
Other long-term liabilities	85,015	79,160

Total liabilities	771,838	658,369

Equity	1,126,163	1,085,187

Total liabilities and equity	$1,898,001	$1,743,556

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Donaldson Company, Inc.

May 20, 2014

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Nine Months Ended April 30
	2014	2013
OPERATING ACTIVITIES

Net earnings	$187,268	$174,768
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	50,245	48,527
Changes in operating assets and liabilities	(5,764)	(8,346)
Tax benefit of equity plans	(8,119)	(9,483)
Stock compensation plan expense	9,474	7,363
Loss on sale of business	905	—
Other, net	(3,903)	4,560
Net cash provided by operating activities	230,106	217,389

INVESTING ACTIVITIES

Net expenditures on property and equipment	(66,046)	(69,425)
Net change in short-term investments	(47,685)	30,781
Net cash used in investing activities	(113,731)	(38,644)

FINANCING ACTIVITIES

Purchase of treasury stock	(165,871)	(60,975)
Net change in debt and short-term borrowings	98,107	(67,623)
Dividends paid	(59,675)	(41,184)
Tax benefit of equity plans	8,119	9,483
Exercise of stock options	13,035	12,131
Net cash used in financing activities	(106,285)	(148,168)

Effect of exchange rate changes on cash	3,994	7,622

Increase in cash and cash equivalents	14,084	38,199

Cash and cash equivalents – beginning of year	224,138	225,789

Cash and cash equivalents – end of period	$238,222	$263,988

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Donaldson Company, Inc.

May 20, 2014

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended April 30, 2014:
Net sales	$402,157	$222,077	—	$624,234
Earnings before income taxes	61,432	32,507	243	94,182

3 Months Ended April 30, 2013:
Net sales	$383,314	$236,057	—	$619,371
Earnings before income taxes	65,680	37,555	(3,759)	99,476

9 Months Ended April 30, 2014:
Net sales	$1,160,948	$644,292	—	$1,805,240
Earnings before income taxes	170,799	91,682	(2,630)	259,851

9 Months Ended April 30, 2013:
Net sales	$1,107,814	$696,540	—	$1,804,354
Earnings before income taxes	152,129	102,709	(7,835)	247,003

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2014	2013	2014	2013
Engine Products segment:
Off-Road Products	$88,791	$93,797	$260,302	$268,056
On-Road Products	33,081	30,288	95,398	96,207
Aftermarket Products	255,818	231,747	729,052	668,264
Aerospace and Defense Products	24,467	27,482	76,196	75,287
Total Engine Products segment	$402,157	$383,314	$1,160,948	$1,107,814

Industrial Products segment:
Industrial Filtration Solutions Products	$137,364	$125,447	$401,642	$386,475
Gas Turbine Products	42,005	68,733	110,106	182,295
Special Applications Products	42,708	41,877	132,544	127,770
Total Industrial Products segment	$222,077	$236,057	$644,292	$696,540

Total Company	$624,234	$619,371	$1,805,240	$1,804,354

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Donaldson Company, Inc.

May 20, 2014

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2014	2013	2014	2013

Net cash provided by operating activities	$78,501	$108,209	$230,106	$217,389
Net capital expenditures	(23,198)	(17,672)	(66,046)	(69,425)
Free cash flow	$55,303	$90,537	$164,060	$147,964

Net earnings	$67,336	$69,842	$187,268	$174,768
Income taxes	26,846	29,634	72,583	72,235
Interest expense, net	1,824	2,269	5,337	6,110
Depreciation and amortization	17,078	15,631	50,245	48,527
EBITDA	$113,084	$117,376	$315,433	$301,640

Prior year net sales	$619,371	$647,237	$1,804,354	$1,836,415
Change in net sales, excluding foreign currency translation	5,497	(17,843)	17,094	(3,434)
Foreign currency translation	(634)	(10,023)	(16,208)	(28,627)
Current year net sales	$624,234	$619,371	$1,805,240	$1,804,354

Prior year net earnings	$69,842	$70,946	$174,768	$193,320
Change in net earnings, excluding foreign currency translation	(2,303)	(413)	13,886	(16,698)
Foreign currency translation	(203)	(691)	(1,386)	(1,854)
Current year net earnings	$67,336	$69,842	$187,268	$174,768

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Donaldson Company, Inc.

May 20, 2014

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2014	2013	2014	2013
Net earnings	$67,336	$69,842	$187,268	$174,768
Restructuring charges, net of tax	160	911	2,021	2,098
Net earnings, excluding special items	$67,496	$70,753	$189,289	$176,866

Net earnings per share assuming dilution	$0.46	$0.46	$1.26	$1.16
Restructuring charges per share, net of tax	—	0.01	0.01	0.01
Net earnings per share assuming dilution, excluding special items	$0.46	$0.47	$1.27	$1.17

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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